AGREEMENT



                                    BETWEEN


                 POLISH OIL AND GAS MINING JOINT STOCK COMPANY


                                      AND


                                 EUROGAS, INC.


                             DATED OCTOBER 23, 1997





                                    PREAMBLE

     EUROGAS Inc. states that it is a sole owner of POL-TEX METHANE, a limited liability company, with the participation of foreign capital, registered in the commercial register of the District Court in Katowice - VII Commercial Register Department at No. RHB 5508, based on the verdict of the Court dated 5th Sept. 1990.

     CONSIDERING the EUROGAS Inc. wants to explore, develop, exploit and process Natural Gas and Crude Oil in the area of the Republic of Poland, and it has the experience, possibilities, financial and technical resources, as well as the professional knowledge enabling the effective running of such an Activity;

     CONSIDERING that to run its Activity EUROGAS Inc. is going to set up companies with foreign capital participation, in particular with the participation of PGNiG S.A.;

     Furthermore, CONSIDERING that having the consent of PGNiG S.A. - O.B.G. GEONAFTER, EUORGAS Inc. has entered into the rights and obligations of POL-TEX METHANE arising form the Letter of Intent signed on 28th May 1997 in Warsaw between the above mentioned PGNiG S.A. - O.B.G. GEONAFTA and POL-TEX METHANE, the parties agree on the below:

                                   ARTICLE 1
                                  DEFINITIONS

     For the purpose of the present agreement, unless something else appears from the context, the definition of this Article are comprehended as follows:

     1. "JOINT VENTURE" - means the whole of undertakings, including the particular undertakings aiming at achieving the target described in Art. 2.

     2.   "PARTIES" - means subjects entering into the present agreement:

          1/Polish Oil and Gas Mining joint stock company, with its registered office at 6 Krucza Street room 14, 00-537 Warsaw, Poland - Branch Geological Bureau GEONAFTA (PGNiG);

          2/EUROGAS Inc. 80 Broad Street Penthouse New York, NY 10004 (EUROGAS);

while the PARTY is the adequate for the above mentioned ones.

     3. "SHAREHOLDERS" - in any case such a definition appears it is equivalent of the notion "parties".

     4. "COMPANY" - means the company or the companies formed by the parties to accomplish the joint venture.

     5. "BODIES OF THE COMPANY" - means bodies of the company appointed by the parties according to the Polish Commercial Code and the deed of company formation.

     6.   "INVESTMENT" - it is the equivalent of the notice "joint venture".

     7. "CAPITAL EXPENDITURES" - means the value of goods and services indispensable to accomplish the Investment.

     8. "OPERATOR" - the party holding the concession or its organizational or associated unit with the required powers and qualifications, or any person contracted by the party suiting the conditions.

     9. "ADVISORY COMMITTEE" - the group of experts appointed by the parties according to Art. 7.

     10.  "THE AREAS COMPRISED BY PGNiG CONCESSIONS"
          "THE AREAS OF PGNiG INTEREST"
          "THE AREAS COMPRISED BY EUROGAS CONCESSIONS"
          "THE AREAS OF EUROGAS INTEREST"
     -means the areas designated by coordinates, mentioned in appendix I to the agreement.

     11. "CONCESSION ACTIVITY" - means the performance rights arising of the concession by any of the Parties or the Company.

     12. "NATURAL GAS" or "GAS" - means hydrocarbons in gas state in normal atmospheric conditions of temperature and pressure, including wet gas, dry gas, raw gas and other hydrocarbons in gas state, as well as gas left after the condensation or extraction of fluid hydrocarbons from gas, excluding condensed or extracted fluid hydrocarbons.

     13. "CRUDE OIL" - means mineral oil, and other kinds of hydrocarbons, both in constant and fluid state, in natural state or obtained from natural gas through condensation or extraction.

     14. "FORCE MAJEURE" - any sudden event caused by the external circumstances out of the objec6tive control of the parties, as well as the necessity of submission to any statute, directive or regulation promulgated by the entitled authority, including the decision of central or local authorities in Poland or any other country where the party or its successor in right has the seat.

     15.  Definitions used in this agreement, in particular:
          1/extracted mineral
          2/mineral deposit
          3/mining area
          4/mining enterprise
          5/mining usufruct
          6/concession
          7/concession authority
          8/other definitions set up in the Mining and Geological Law 1994 (Dz.
          U. No. 27, s. 96) or any other commonly binding statute shall be understood as the statute orders it.

                                   ARTICLE 2
                            THE AIM OF THE AGREEMENT

     Unless the agreement issues different targets, it aims to accomplish the joint venture of the parties, especially exercising the parties' concession rights or to explore and develop natural gas and crude oil deposits, as well as their natural derivatives from the areas mentioned in appendix 1 to the present agreement, designated by coordinates there, and to exploit and process the extracted minerals, due to concessions which shall be granted to the parties or the company formed by them.

     The aim of the agreement comprises the undertakings to choose the areas for prospecting which shall result in applying for prospecting concession as well.

                                   ARTICLE 3
                        THE CONDITIONS OF JOINT VENTURE

     1. The parties confirm that before the day of signing the present agreement, the conditions set in the III part of the Letter of Intent of 28th May 1997, have been fulfilled. In particular the parties have chosen the exploration concessions and the areas they are interested in, and which are not specified in the concessions. The concessions and areas mentioned above the parties treat as the joint preliminary Option, and it should be realized according to the mode and rules of this agreement, through the detailed Options.

     2. EUROGAS confirms the assertion of the point 3, II part of the Letter of Intent, made by POL-TEX METHANE, takes it over as its own obligation to involve capital and equipment of the concerted value of 15,000,000 USD (fifteen million) to accomplish the aim of the agreement during the first three years of the Letter of Intent being in force, and irrevocably states it shall engage the above costs at its own risk.

     3. Subject to Art. 4.3, while the present agreement is binding, none of the parties can, against the provisions of the agreement, make offers, negotiate nor enter into a contract of joint venture concerning any of the concessions or areas agreed by the Parties in the Meaning of the Letter of Intent dated May 28.

                                   ARTICLE 4
                                DETAILED OPTIONS

     1. For the time the agreement is in force, each of the parties intending to start the performance of the concession comprised by the preliminary Option, shall be obliged to propose the other party the participation in such an undertaking (Proposal), presenting:

          1/a copy of the concession for prospecting and discerning of deposits of Gas and Oil, issued by the concession authority, due to Art. 22 and 23 of Mining and Geological Law;

          2/a copy of the mining usufruct contract in the area where the prospecting and discernment of the mentioned extracted minerals shall be led;

          3/planned scope, schedule and cost of works;

          4/the other party's proposal of financing the works referred to planned costs.

     2. If the detailed Option means the involvement into the program for the concession already executed by PGNiG then PGNiG can propose to EUROGAS the option to develop this concession. If the detailed Option means the involvement into the program for the concession already executed by EUROGAS, then EUROGAS will propose to PGNiG the option to develop this concession. In such a case, the party offering the participation shall as well deliver the other party:

          1/listing of the works done till that very moment, including the records;

          2/documentary evidence statement for the expenditures of present works.

     3. In relation to areas of interest of the parties comprised by the preliminary Option, the Proposal for the other party concerning such an area, shall contain its indication, documents mentioned in points 1.3 and 1.4 of this article and the obligation to apply with a motion to the concession authority to grant the concession. The project of the motion shall be contained in the Proposal. As the concession is granted, the party making the Proposal shall hand over the documents of point 1.1 and 1.2 of the article to the other party within 14 days.

     4. Within 90 days since the Proposal is received, the party receiving it can make a statement concerning the accession to the proposed undertaking; the statement shall include the obligation to finance the agreed part of the planned costs. Within the same time limit the parties shall conclude the contract settling the rules of the undertaking's realization (detailed contract). The lack of response within the above mentioned time limit shall be understood as the resignation from the detailed Option in question. In extraordinary and necessary situations the parties can agree on only prolongation of the above time limit; the time limit however cannot be prolonged for more than the next 90 days.

     5. In case the situation of point 3 occurs, the statement of accession to the proposed undertaking can be canceled within 1 month from the day of receiving the documents mentioned in point 1.1 and 1.2, if the party making the statement finds the conditions of the concession or the mining usufruct contract to be unsatisfactory or arduous.

     6. In the case that one Party already did some works in the area of the concession to be granted to other Party, Parties in the separate agreement will decide to include these costs into investment of Party which will have the concession granted. The costs can include also the costs of future works. The agreement will also define the ownership of the data (geological documentation). In case if EUROGAS will cover the above mentioned costs. These costs will be used to offset the investment as defined in Art. 3 pt. 2 of this agreement.

                                   ARTICLE 5
                      MANAGING THE JOINT VENTURE, OPERATOR

     1. To manage the joint venture the parties, acting through their statutory bodies, shall appoint the proxies in number of 2 persons per Party, to constitute the Board of Directors. The competence, rules and mode of work of the Board of Directors shall be defined in regulations agreed by the parties.

     2. Managing each of the joint venture undertakings shall be within the competence of the Operator. This shall be served by the party having the concession to conduct activity of the subject undertaking.

                                   ARTICLE 6
                          PROTECTION OF THE CONCESSION

     The operator shall be bound to carry on the joint venture agreement accordingly to the conditions of the concession, mining usufruct contract, the provisions of law and the detailed contract. In case of danger of withdrawal or expiration of the concession the Operator shall take up the factual acts and use all possible measures necessary to keep the concession. The Operator shall immediately inform the other party about the danger and the acts undertaken on that ground. In case of withdrawal or expiration of the concession, for the reasons on the Operator's side, he shall be obliged to redress the damage due to provisions of the detailed contract.

                                   ARTICLE 7
                               ADVISORY COMMITTEE

     1. Within 30 days since the agreement has been signed the Advisory Committee of six members shall be created; three members shall be appointed by PGNiG S.A. and another three by EUROGAS.

     2. Each of the parties shall appoint from the members of the Committee the chairman to alternatively preside the succeeding meetings of the Advisory Committee.

     3. The Advisory Committee meetings shall be held at least every six months and at any other time agreed by the members. At the party's request the chairman shall convene the meeting; the other party shall be notified at least 15 days before, and in case of urgent works notification must be done within the time concluded by the members. The notification should specify the date, location and agenda of the meeting. The resolutions of the Advisory Committee may be adopted by correspondence, including telex and fax, provided that all the members assent to it.

     4. To adopt the resolution the presence of at least four members of the Advisory Committee is required. The resolutions shall be passed by the majority of votes, and each of the members shall have one vote.

     5. The Advisory Committee's main task is general works' supervision and assuring the effective contact and cooperation between the parties, not encroaching their rights and obligations as the works' conducting is concerned. The Advisory Committee is enabled to examine and pronounce opinions in all the matters arising out of the agreement.

                                   ARTICLE 8
                                    TRAINING

     EUROGAS will designate 15,000 USD per year for the training of Polish citizens to enhance their knowledge to properly conduct the works as defined in this Agreement.

                                   ARTICLE 9
                               EXPENSES' CONTROL

     Each of the parties has the right to make inquiries into the land and mortgage register, other registers and records concerning the joint venture, kept by the Operator, provided that at least 14 days before the inquiring party notifies the Operator about the time of inspection and appoints the person or persons to do it.

                                   ARTICLE 10
                              THE RIGHT OF ACCESS

     At any reasonable time, at its own risk and cost, each of the parties shall have the right of access to the concession area and the works of the joint venture, provided that the Operator is notified early enough about the time when such an access or entering shall take place and the persons entitled to access are appointed.

                                   ARTICLE 11
                              THE JOINT DATA BASE

     While the present agreement is binding, all the technical data and information concerning the Joint Venture, known to the parties shall be exchanged. In compliance with the situation the Operator shall use the information to create the Joint Data Base available to both of the parties.

                                   ARTICLE 12
                            CONFIDENTIAL INFORMATION

     1. All the elaboration, pricing, samples, geophysical and engineering data, reports, working plans, other information and data acquired by the parties on the ground of the present agreement, or any information concerning the Joint Venture, as well as the information exchanged by the parties before signing the present agreement ("confidential information") shall be kept in secret by the party knowing it. Those items of information must not be revealed to any person without the previous written consent of the other party. The Confidential Information must not be used for any other reason than realization and estimation of the Joint Venture.

     2. Independently of the above, each of the parties getting acknowledged with the information, is entitled to disclose the Confidential Information without the previous written consent in cases listed below:

          1/to members of the Board of Directors, members of management board, directors or workers of each of the parties, and to any other associated person to whom the Confidential Information shall be disclosed, only to realize or estimate the present Joint Venture agreement, provided that the present provisions are binding for such a person.

          2/to in- and out- consultants providing their services professionally, to whom the Confidential Information shall be revealed for the purpose of carrying their work on behalf of the party or the Joint Venture, and on the ground of estimation of the present Joint Venture. The Consultants shall be pledged in writing to keep in secret such information, accordingly to the present provision;

          3/to any central administration institution entitled to acquire such information, as well as any court or other office in reply to court appeal or legal proceedings;

          4/in good faith, to any bank or financial institution, provided that the bank or the institution pledges in writing to keep the Confidential Information in secret, accordingly to the present provision;

          5/within the scope the information is commonly known to public, or has been possessed by the party acquiring it before disclosure, or the party has acquired it due to the provisions of law, independently from the present agreement.

     3. The present Art. 11 shall be in force for the time of 5 (five) years after the expiration of the agreement.

     4. The parties state that there is no proper remedial measure in case of fundamental breach of any of the provisions of the present Art. 11, which lasting undisturbed, will cause the damages that cannot be repaired. In case of the above, the wronged party shall be entitled to demand an immediate cessation of the fundamental breach of Art. 11. The party can perform the above right together with any other remedial measure accessible to her.

                                   ARTICLE 13
                             THE SCOPE OF OPENNESS

     None of the parties is forbidden to make public advertisements, which the party, being in good faith, shall acknowledge as indispensable to be in agreement with the applicable law or the rules of any stock exchange, where the party's shares are.

                                   ARTICLE 14
                                    CESSION

     1. The party's rights and obligations arising out of the present agreement can be transferred to its associated subject or organizational unit, provided that the other party previously grants its written consent without unreasonable delay. The consenting party should be convinced that the successor in right will be able to fulfill the technical and financial conditions of the present agreement.

     2. The change of the shares' ownership in the company does not constitute the cession or any other transfer of rights of the present agreement.

                                   ARTICLE 15
                                 FORCE MAJEURE

     1. The present agreement execution's infringements shall be justified by the parties in case of Force Majeure being the reason of delay or preclusion of the agreement's performance. This provision shall be used by the parties, provided that they act with due diligence to overcome the impediment and return to performance of the agreement without unjustified delay.

     2. If the Joint Venture is delayed, limited or made impossible by the Force Majeure circumstances, the time to comply with such affected obligations, the time the present agreement is binding and all the rights and obligations arising out of it shall be prolonged for the time period equal with the subject delay, with regard to the necessary time period to recommence the activity.

     3. The party whose ability to fulfill obligations is affected for above reasons, shall immediately inform the other party in writing, giving the reasons at the same time, so that the parties could do their best to eliminate it.

                                   ARTICLE 16
                            END OF EXPLORATION WORKS

     1. In case of a successful result of the exploration works, the parties through the separate contract, concluded within three months since the geological documentation is approved by the proper state authority, decide either to perform the joint concession together, or to transfer by PGNiG S.A. to EUROGAS or other economic entity the right to information got as the result of geological works (geological documentation). Relatively they decide about the rules and time of reciprocal settlements, in each case accordingly to the financial conditions assuring the return of the EUROGAS and PGNiG S.A. invested capital for the prospecting works, including the suitable profit.

     2. The parties shall form the company or companies with their sole shares and participation to perform jointly the exploitation concession.

                                   ARTICLE 17
                             AGREEMENT DISSOLUTION

     1. Each of the parties is allowed to renounce its rights and be dismissed from the obligations arising out of the present agreement, maintaining the six months notice.

     2. Due to the present Article, the agreement dissolution will happen undamaged for any rights based on the present agreement, acquired before by the parties.

                                   ARTICLE 18
                                  BINDING LAW

     The present agreement is subject to Polish law and the international treaties that Poland participates in.

                                   ARTICLE 19
                        THE COMPOSITION OF THE AGREEMENT

     The present agreement is the one and only agreement between the parties concerning its subject and replaces all the oral or written contracts between the parties.

                                   ARTICLE 20
                             CHANGES AND AMENDMENTS

     Changes and amendments of the present agreement shall be in writing, otherwise they should be considered null.

                                   ARTICLE 21
                         DIVISIBILITY OF THE PROVISIONS

     If for any reason one or some of the provisions of the present agreement shall be considered null, illegal or in any way non-performable, the invalidity, illegality or nonperformance will not influence the other provisions of the agreement, and the agreement shall be approached as if those null, illegal or non-performable provisions would not exist.

                                   ARTICLE 22
                              SETTLING OF DISPUTES

     All the disputes which may arise on the ground of this agreement shall be settled by the Arbitration Court in Warsaw at the National Economic Chamber.

                                   ARTICLE 23
                                 CORRESPONDENCE

     1. According to the present agreement all the notices, motions, requests, contracts, approvals, consents, instructions, authorizations, licenses, exemptions or any other documents which are to be granted, submitted or prepared by any of the parties for the other one, shall be deemed to be handed in properly, if they are prepared in writing and delivered personally to the authorized representative of the other interested party; or if they are sent by postage registered mail, telegram, telex or fax at the address of the other party set below, or at the address as the party can record in writing:

          a/for Polish Oil and Gas Mining joint Stock Company:
          Geological Research Division Geonafta
          Jagiellonska Street 76, 03-301 Warsaw,

          b/for EUROGAS Inc.
          Lektykarska 18, 01-687 Warsaw

     2. Notices handed in accordingly to point 1 of this Article shall be considered valid, provided they are received within the office hours at week days, and if they are received after the office hours, their validity shall start on the very next working day.

                                   ARTICLE 24
                              COPIES AND LANGUAGES

     1.   The present agreement has been prepared in Polish and English.

     2.   One Polish and one English copy are obtained by each of the parties.

     3. Only Polish version is legally binding and should be used in arbitration, due to Art. 22 of the present agreement.

                                   ARTICLE 25
                               COMING INTO FORCE

     The agreement enters into force on the day it is signed.